Exhibit 99.1

Press Release

ZYNGA ANNOUNCES FIRST QUARTER 2015 FINANCIAL RESULTS

DELIVERS RESULTS ABOVE GUIDANCE RANGE WITH $167.4M IN BOOKINGS AND $2.1M IN ADJUSTED EBITDA

ANNOUNCES $100M COST REDUCTION PROGRAM

LAUNCHES FIRST MOBILE ACTION STRATEGY GAME, EMPIRES & ALLIES, WORLDWIDE

SAN FRANCISCO – May 6, 2015 – Zynga Inc. (NASDAQ: ZNGA), a leading social game developer, today announced financial results for the first quarter ended March 31, 2015.

“In Q1, we delivered results above our guidance generating $167 million in bookings and Adjusted EBITDA of $2 million. Our Q1 results reflect the progress we have made in our transition to mobile which now represents 63% of total bookings – up 84% year over year,” said Mark Pincus, CEO of Zynga. “Zynga remains focused on our mission of connecting the world through games, which is even more relevant and possible today. Our execution is focused in three areas – our products, where we’re backing proven teams against the most valuable game categories; our people, to foster creative entrepreneurs; and our plan in order to fund our future with focus and simplicity.”

“I’m proud of Mark Skaggs and team for launching Empires & Allies – a great new Action Strategy game with encouraging early player feedback,” continued Pincus. “In terms of our overall products, we have narrowed our focus to five categories: Action Strategy, Social Casino, Invest & Express, Casual and Racing. We now expect to launch between 6 to 8 new mobile games in 2015 with a continued investment in our future pipeline for 2016 and beyond.”

Business and Audience Highlights

•	Outperformed high end of Q1’15 outlook with bookings of $167.4 million, Adjusted EBITDA of $2.1 million and Non-GAAP net loss of $6.7 million in the first quarter of 2015.

•	Continued to make progress in our transition to mobile, with mobile bookings now 63% of total bookings in the first quarter of 2015 – up 84% year over year.

•	Grew average daily bookings per average DAU (ABPU) 18% year over year.

•	Drove mobile audience growth, with first quarter mobile daily users up 18% year over year and 9% sequentially and mobile monthly audience up 29% year over year and 9% sequentially.

•	Ongoing efforts to grow and sustain Zynga’s core franchises – FarmVille, Zynga Casino and Words With Friends – resulted in 28% aggregate growth year over year in terms of first quarter bookings across the franchises.

•	Zynga Casino franchise delivered bookings growth of 55% year over year and 14% sequentially.

•	In the first quarter 2015, we entered into the mobile Action Strategy and mobile Match 3 categories with the geo-lock launches of Dawn of Titans, Empires & Allies and FarmVille: Harvest Swap.

Financial Highlights (in thousands, except per share data)

	Quarter ended
	March 31, 2015	March 31, 2014
GAAP Results
Revenue	$183,293	$168,020
Net income (loss)	$(46,496)	$(61,183)
Diluted net income (loss) per share	$(0.05)	$(0.07)

Non-GAAP Results
Bookings	$167,410	$161,358
Adjusted EBITDA	$2,093	$13,846
Non-GAAP net income (loss)	$(6,713)	$(6,258)
Non-GAAP net income (loss) per share	$(0.01)	$(0.01)

Cost Reduction Plan

Today, Zynga announced a cost reduction plan expected to generate pre-tax savings of approximately $100 million, excluding an estimated $18 million to $22 million pre-tax restructuring charge in the second quarter of 2015. As part of the plan, Zynga expects to complete a reduction of approximately 18% of our current workforce across its studios, including contractors, and implement additional cost reduction measures, including lowering costs and eliminating spend on outside and centralized services. Zynga expects the workforce reduction to be complete in the fourth quarter of this year and generate approximately $45 million in annualized savings. Zynga expects the reduction in centralized services costs and spend to be complete by the third quarter of 2016 and generate approximately $55 million in annualized savings. All savings estimates exclude restructuring charges.

“For our people, we need to create an empowered, entrepreneurial culture that fosters more creativity and innovation. Over the years we’ve seen that tighter, more nimble teams can drive faster innovation and deliver more player value,” said Pincus. “As a result, today we announced a cost reduction program to focus, simplify and align us against our most promising opportunities. We expect these cost reductions to generate $100 million in annualized savings. We are reducing our workforce by 364 people or approximately 18%, decreasing our outside services and reducing our central functions. This was a hard but necessary decision and I believe this plan puts us in the best long term position for success.”

Launches First Mobile Action Strategy Game, Empires & Allies, Worldwide on the App Store and on Google Play

On May 5, 2015, Zynga launched Empires & Allies, its first mobile Action Strategy game, to global audiences. Empires & Allies is a new, modern military strategy game where players design their perfect army and deploy the weapons of modern war in a never-ending battle to save the world. Developed by a seasoned team of developers, and led by real-time strategy (RTS) and social games pioneer Mark Skaggs, Empires & Allies gives players new levels of strategic choice and control in every battle.

First Quarter Operational Metrics

The company tracks operating metrics using internal systems which rely on internal company data and third party data. In the first quarter of 2015, the company modified its calculation to take into account our business’s transition to mobile and updates to our operating metrics which utilize additional third party data to help us identify whether a player logged in under two or more accounts is the same individual. As a result of these changes, we revised the definitions for DAUs, MAUs, MUUs, and MUPs in the first quarter of 2015. We rely on the veracity of data provided by individuals and reported by third parties to calculate our metrics and reduce duplication of data. For comparative purposes, these key operating metrics have been revised for the first quarter of 2014 and fourth quarter of 2014 to reflect the updated definitions. The following comparisons are based on the revised numbers for 2014. Please refer to our first quarter of 2015 investor presentation available at http://investor.zynga.com for a full explanation of the changes and the comparison of the revised and as reported numbers for 2014.

•	Average daily bookings per average DAU (ABPU) increased from $0.064 in the first quarter of 2014 to $0.076 in the first quarter of 2015, up 18% year over year. On a consecutive quarter basis, ABPU was down 10% from $0.084 in the fourth quarter of 2014.

•	Monthly unique payers (MUPs) in the first quarter of 2015 were 1.1 million, compared to 1.3 million in the first quarter of 2014. On a consecutive quarter basis, MUPs were up 8% from 1.0 million in the fourth quarter of 2014.

•	Daily active users (DAUs) in the first quarter of 2015 were 25 million, compared to 28 million in the first quarter of 2014. On a consecutive quarter basis, DAUs were up 4% from 24 million in the fourth quarter of 2014. Web DAUs and Mobile DAUs were 6 million and 19 million in the first quarter of 2015, respectively.

•	Monthly active users (MAUs) in the first quarter of 2015 were 100 million, compared to 119 million in the first quarter of 2014. On a consecutive quarter basis, MAUs were up 3% from 98 million in the fourth quarter of 2014. Web MAUs and Mobile MAUs were 24 million and 76 million in the first quarter of 2015, respectively.

•	Monthly unique users (MUUs) in the first quarter of 2015 were 73 million, compared to 79 million in the first quarter of 2014. On a consecutive quarter basis, MUUs were up 10% from 66 million in the fourth quarter of 2014.

First Quarter 2015 Financial Summary

•	Revenue: Revenue was $183 million for the first quarter of 2015, an increase of 9% compared to the first quarter of 2014 and a decrease of 5% compared to the fourth quarter of 2014. Online game revenue was $148 million, an increase of 12% compared to the first quarter of 2014 and an increase of 10% compared to the fourth quarter of 2014. Advertising and other revenue was $35 million, a decrease of 1% compared to the first quarter of 2014 and a decrease of 39% compared to the fourth quarter of 2014. FarmVille 2, Zynga Poker, FarmVille 2: Country Escape and Hit it Rich! Slots accounted for 20%, 19%, 16% and 15% of online game revenue, respectively, for the first quarter of 2015 compared to FarmVille 2, Zynga Poker, and Hit it Rich! Slots accounted for 23%, 20%, and 16%, respectively, for the fourth quarter of 2014.

•	Bookings: Bookings were $167 million for the first quarter of 2015, an increase of 4% compared to the first quarter of 2014 and a decrease of 8% compared to the fourth quarter of 2014.

•	Net loss: Net loss was $46 million for the first quarter of 2015, compared to net loss of $61 million for the first quarter of 2014 and compared to net loss of $45 million for the fourth quarter of 2014.

•	Adjusted EBITDA: Adjusted EBITDA was $2 million for the first quarter of 2015 compared to $14 million for the first quarter of 2014 and $9 million in the fourth quarter of 2014.

•	Non-GAAP net loss: Non-GAAP net loss was $7 million for the first quarter of 2015, compared to non-GAAP net loss of $6 million in the first quarter of 2014 and non-GAAP net loss of $2 million in the fourth quarter of 2014.

•	Net loss per share: Diluted net loss per share was $0.05 for the first quarter of 2015 compared to a diluted net loss per share of $0.07 for the first quarter of 2014 and diluted net loss per share of $0.05 for the fourth quarter of 2014.

•	Non-GAAP loss per share: Non-GAAP net loss per share was $0.01 for the first quarter of 2015 compared to a non-GAAP net loss per share of $0.01 for the first quarter of 2014 and a non-GAAP net loss per share of $0.00 for the fourth quarter of 2014.

•	Cash and cash flow: As of March 31, 2015, cash, cash equivalents and marketable securities were approximately $1.10 billion, compared to $1.15 billion as of December 31, 2014. Cash flow from operations was ($47) million for the first quarter of 2015, compared to ($24) million for the first quarter of 2014 and $4 million for the fourth quarter of 2014. Free cash flow was ($49) million for the first quarter of 2015 compared to ($25) million for the first quarter of 2014 and $2 million for the fourth quarter of 2014.

Second Quarter Outlook

Zynga’s outlook for the second quarter of 2015 is as follows:

•	Revenue is projected to be in the range of $175 million to $190 million

•	Net loss is projected to be in the range of $54 million to $50 million

•	Net loss per share is projected to be $0.06 based on a share count projected to be approximately 905 million shares

•	Bookings are projected to be in the range of $145 million to $160 million

•	Adjusted EBITDA is projected to be in the range of ($20) million to ($10) million

•	Non-GAAP net loss per share is projected to be $0.02 based on a share count projected to be approximately 905 million shares

Conference Call Details

Zynga will host a conference call today, May 6, 2015, at 2:00 pm PDT (5:00 pm EDT) to discuss financial results. A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations page of the company’s website at http://investor.zynga.com and a replay will be archived and accessible at the same website after the call.

About Zynga Inc.

Zynga Inc. is a leading developer of the world’s most popular social games that are played by more than 100 million monthly consumers. The company has created evergreen franchises such as FarmVille, Zynga Casino and Words With Friends. Zynga’s NaturalMotion, an Oxford-based mobile game and technology developer, is the creator of hit mobile games in popular entertainment categories, including CSR Racing, CSR Classics and Clumsy Ninja. Zynga games have been played by more than 1 billion people around the world and are available on a number of global platforms including Apple iOS, Google Android, Facebook and Zynga.com. The company is headquartered in San Francisco, California. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

Key Operating Metrics

We manage our business by tracking several operating metrics: “DAUs,” which measure daily active users of our games, “MAUs,” which measure monthly active users of our games, “MUUs,” which measure monthly unique users of our games, “MUPs,” which measure monthly unique payers in our games, and “ABPU,” which measures our average daily bookings per average DAU, each of which is recorded by our internal analytics systems. The numbers for these operating metrics are calculated using internal company data based on tracking of user account activity. We also use third party network logins to help us track whether a player logged under two or more different user accounts is the same individual. We believe that the numbers are reasonable estimates of our user base for the applicable period of measurement; however, factors relating to user activity and systems may impact these numbers.

Please refer to our first quarter of 2015 investor presentation available at http://investor.zynga.com for our updated definitions of “DAU,” “MAU,” “MUU,” “MUP” and “ABPU.”

MUUs and MUPs in this press release exclude MUUs and MUPs from NaturalMotion legacy games (CSR Racing, CSR Classics and Clumsy Ninja) as our systems are unable to distinguish whether a player of a NaturalMotion legacy game is also a player of a Zynga game. We exclude payers of NaturalMotion legacy games to avoid potential double counting of MUUs and MUPs.

We acquired NaturalMotion in February 2014. As a result, the financial information presented in this press release for January 2014 and a portion of February 2014 does not reflect any contribution from NaturalMotion.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for the second quarter of 2015 revenue, net loss, diluted net loss per share, weighted average diluted share count, bookings, Adjusted EBITDA, non-GAAP net income (loss) per share and non-GAAP weighted average diluted share count; certain other financial items necessary for GAAP to Non-GAAP reconciliation; our future operational plans, use of cash, strategies and prospects; our cost structure and cost reduction plan and the expected cost savings and charges from this plan, including our reduction in workforce, cost reduction measures and plan to lower discretionary spend; our ability to accelerate execution, drive profitability and nurture creativity and innovation while reducing costs and lowering discretionary spend; the breadth and depth of our game slate for 2015 and the success of this slate, including the success of the recently launched Empires & Allies; our planned launch of mobile first games and new features for existing games; our ability to grow our mobile bookings; our ability to execute against our strategy and deliver long term value for our shareholders, employees and players; our ability to intensify and narrow our focus and leverage our core strengths and focus on the highest potential opportunities; the strength of our balance sheet and our ability to effectively manage our cost structure and investments; our focus on five primary game categories, backing proven teams to develop or expand our offerings in these categories, the timely launch of games in these categories and the success of these games; our ability to monetize these games; our ability to improve our execution against audience growth and product quality; our ability to effectively market our games; our ability to sustain and expand key games to sustain and grow audience, bookings and engagement, including our top franchises—Zynga Casino, Words, Farm and Racing; our ability to build on our social legacy in both our web games and our new mobile games and to build a player network across mobile games; our ability to accurately forecast our upcoming game launches and bookings and revenue related to upcoming game launches and the performance of our existing games; our continued investment in our future pipeline, and market opportunity in the social gaming market, including the mobile market and advertising market and our ability to capitalize on and contribute to this market opportunity. Forward-looking statements often include words such as “outlook,” “projected,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, the ability of key games, including our franchise games to sustain or grow audience, bookings and engagement, our relationship with Facebook or changes in the Facebook platform, our relationship and/or agreements with Apple, Google and Android platform providers and/or changes in the Android or iOS platforms, our relationship and/or agreements with key licensing partners, delays or challenges in implementing cost-cutting activities and our ability to control and reduce expenses and discretionary spend, our ability to retain key employees and retain and attract new talent and our ability to work as a team to execute against our strategy, our use of working capital in general, attrition and declines in our existing games, our ability to launch new games and features in a timely manner and monetize these games and features effectively on the web and on mobile, including planned features for our existing games, planned launches from NaturalMotion, planned launches from our franchises and planned launches in the five content categories where we are focused, the effectiveness of our marketing initiatives and ability to obtain game featuring from partners, seasonal changes in advertising rates, our ability to run successful in game advertising campaigns, our exposure to illegitimate credit card activity and other security risks, sales or purchases of virtual goods used in Zynga Poker or our other games through unauthorized or fraudulent third-party websites, our ability to anticipate and address technical challenges that may arise, our ability to protect our players’ information and adequately address privacy concerns, competition, changing interests of players, intellectual property disputes or other litigation, asset impairment charges, acquisitions by us, and changes in corporate strategy or management.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014 and, when filed, our Quarterly Report on Form 10-Q for the three months ended March 31, 2015, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at http://www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which will be based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. We assume no obligation to update such statements. The results we report in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 could differ from the preliminary results we have announced in this press release.

Non-GAAP Financial Measures

We have provided in this release non-GAAP financial information including Bookings, Adjusted EBITDA, free cash flow, non-GAAP net loss and non-GAAP net loss per share, as a supplement to the consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. We have provided reconciliations between our historical and second quarter 2015 outlook for non-GAAP financial measures to the most directly comparable GAAP financial measures.

Some limitations of Bookings, Adjusted EBITDA, non-GAAP net loss, non-GAAP loss per share, and free cash flow:

•	Adjusted EBITDA and non-GAAP net loss do not include the impact of stock-based expense, asset impairment charges, acquisition-related transaction expenses, contingent consideration fair value adjustments and restructuring expense;

•	Bookings, Adjusted EBITDA and non-GAAP net loss do not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average life of virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense;

•	Adjusted EBITDA does not include other income and expense, which includes foreign exchange gains and losses and interest income;

•	Adjusted EBITDA excludes both depreciation and amortization of intangible assets, while non-GAAP net loss excludes amortization of intangible assets from acquisitions. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA and non-GAAP net loss do not include gains and losses associated with significant legal settlements;

•	Non-GAAP net loss per share gives effect to all dilutive awards based on the treasury stock method that were excluded from the GAAP diluted earnings per share calculation in periods when non-GAAP net income (loss) is positive and GAAP net income (loss) is negative;

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures and acquisitions, and removing the excess income tax benefits or costs associated with stock-based awards; and

•	Other companies, including companies in our industry, may calculate bookings, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP net income (loss) per share and free cash flow differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider bookings, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP net income (loss) per share, and free cash flow, along with other financial performance measures, including revenue, net income (loss), diluted net loss per share, cash flow from operations and GAAP operating margin and our other financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below for further details.

Contacts

Investors – Melissa Fisher

415-339-5266

investors@zynga.com

Press – Stephanie Hess

415-503-0303

press@zynga.com

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$217,455	$131,303
Marketable securities	732,985	785,221
Accounts receivable	79,521	89,611
Income tax receivable	4,502	3,304
Deferred tax assets	924	2,765
Restricted cash	48,098	48,047
Other current assets	28,800	22,688

Total current assets	1,112,285	1,082,939
Long-term marketable securities	148,411	231,385
Goodwill	633,511	650,778
Other intangible assets, net	57,678	66,861
Property and equipment, net	288,027	297,919
Other long-term assets	16,117	18,911

Total assets	$2,256,029	$2,348,793

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,028	$14,965
Other current liabilities	108,576	164,150
Deferred revenue	176,479	189,923

Total current liabilities	301,083	369,038
Deferred revenue	1,443	3,882
Deferred tax liabilities	6,406	5,323
Other non-current liabilities	73,959	74,858

Total liabilities	382,891	453,101
Stockholders’ equity:
Common stock and additional paid in capital	3,143,285	3,096,982
Accumulated other comprehensive income (loss)	(51,350)	(29,175)
Accumulated deficit	(1,218,797)	(1,172,115)

Total stockholders’ equity	1,873,138	1,895,692

Total liabilities and stockholders’ equity	$2,256,029	$2,348,793

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenue:
Online game	$147,963	$132,270
Advertising and other	35,330	35,750

Total revenue	183,293	168,020
Costs and expenses:
Cost of revenue	57,622	53,504
Research and development	107,520	97,584
Sales and marketing	31,839	29,853
General and administrative	40,381	57,336

Total costs and expenses	237,362	238,277

Income (loss) from operations	(54,069)	(70,257)
Interest income (expense), net	794	870
Other income (expense), net	8,359	1,125

Income (loss) before income taxes	(44,916)	(68,262)
Provision for (benefit from) income taxes	1,580	(7,079)

Net income (loss)	$(46,496)	$(61,183)

Net income (loss) per share:
Basic and diluted	$(0.05)	$(0.07)

Weighted average common shares used to compute net income (loss) per share:
Basic and diluted	898,344	850,148
Stock-based expense included in the above line items:
Cost of revenue	$1,072	$1,279
Research and development	28,317	18,416
Sales and marketing	1,519	1,458
General and administrative	10,554	7,173

Total stock-based expense	$41,462	$28,326

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended
	March 31,
	2015	2014
Operating activities
Net income (loss)	$(46,496)	$(61,183)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	17,722	25,344
Stock-based expense	41,462	28,326
Accretion and amortization on marketable securities	2,087	2,786
(Gain) loss from sales of investments, assets and other, net	(6,056)	382
Tax benefits (costs) from stock-based awards	—	436
Excess tax benefits from stock-based awards	—	(436)
Deferred income taxes	998	(7,935)
Changes in operating assets and liabilities:
Accounts receivable, net	10,090	(3,388)
Income tax receivable	(1,198)	135
Other assets	(7,687)	(5,292)
Accounts payable	1,063	(8,597)
Deferred revenue	(15,883)	(6,909)
Other liabilities	(43,104)	12,085

Net cash provided by (used in) operating activities	(47,002)	(24,246)
Investing activities
Purchase of marketable securities	(101,091)	(174,729)
Sales and maturities of marketable securities	234,555	233,626
Acquisition of property and equipment	(2,112)	(1,234)
Proceeds from sale of property and equipment	—	4,935
Business acquisition, net of cash acquired	—	(390,993)
Proceeds for sale of equity method investment	10,507	—
Other investing activities, net	—	200

Net cash provided by (used in) investing activities	141,859	(328,195)
Financing activities
Taxes paid related to net share settlement of equity awards	(1,008)	(455)
Proceeds from employee stock purchase plan and exercise of stock options	3,390	9,509
Excess tax benefits from stock-based awards	—	436
Acquisition related contingent consideration payment	(10,790)	—

Net cash provided by (used in) financing activities	(8,408)	9,490
Effect of exchange rate changes on cash and cash equivalents	(297)	(119)
Net increase (decrease) in cash and cash equivalents	86,152	(343,070)
Cash and cash equivalents, beginning of period	131,303	465,523

Cash and cash equivalents, end of period	$217,455	$122,453

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three months ended
	March 31,
	2015	2014
Reconciliation of Revenue to Bookings
Revenue	$183,293	$168,020
Change in deferred revenue	(15,883)	(6,662)

Bookings	$167,410	$161,358

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$(46,496)	$(61,183)
Provision for (benefit from) income taxes	1,580	(7,079)
Other income (expense), net	(8,359)	(1,125)
Interest income (expense), net	(794)	(870)
Restructuring expense, net	3,461	29,655
Depreciation and amortization	17,722	25,344
Acquisition related transaction expenses	—	6,160
Contingent consideration fair value adjustment	9,400	1,280
Stock-based expense	41,462	28,326
Change in deferred revenue	(15,883)	(6,662)

Adjusted EBITDA	$2,093	$13,846

Reconciliation of Net income (loss) to Non-GAAP net income (loss)
Net income (loss)	$(46,496)	$(61,183)
Acquisition related transaction expenses	—	6,160
Contingent consideration fair value adjustment	9,400	1,280
Stock-based expense	41,462	28,326
Amortization of intangible assets from acquisitions	6,264	2,607
Change in deferred revenue	(15,883)	(6,662)
Restructuring expense, net	3,461	29,655
Tax effect of non-GAAP adjustments to net income (loss)	(4,921)	(6,441)

Non-GAAP net income (loss)	$(6,713)	$(6,258)

GAAP and Non-GAAP diluted shares	898,344	850,148
Non-GAAP net income (loss) per share:	$(0.01)	$(0.01)

Reconciliation of Cash provided by (used in) operating activities to Free cash flow
Net cash provided by (used in) operating activities	(47,002)	(24,246)
Acquisition of property and equipment	(2,112)	(1,234)
Excess tax benefits (loss) from stock-based awards	—	436

Free cash flow	$(49,114)	$(25,044)

Reconciliation of GAAP to Non-GAAP provision for (benefit from) income taxes
GAAP provision for (benefit from) income taxes	1,580	(7,079)
Stock-based expense	4,564	2,973
Amortization of intangible assets from acquisitions	689	274
Contingent consideration fair value adjustment	1,035	134
Acquisition-related transaction expenses	—	647
Change in deferred revenue	(1,748)	(699)
Restructuring expense, net	381	3,112

Non-GAAP provision for (benefit from) income taxes	$6,501	$(638)

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP SECOND QUARTER 2015 OUTLOOK

(In thousands, except per share data, unaudited)

Second Quarter 2015
Reconciliation of Revenue to Bookings
Revenue range	$175,000 – 190,000
Change in deferred revenue	(30,000)

Bookings range	$145,000 – 160,000

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss) range	$(54,000) – (50,000)
Provision for (benefit from) income taxes	1,000 – 3,000
Other income (expense), net	(2,000)
Interest income (expense), net	(1,000)
Restructuring expense, net	18,000 – 22,000
Depreciation and amortization	15,000
Stock-based expense	33,000
Change in deferred revenue	(30,000)

Adjusted EBITDA range	$(20,000) – (10,000)

Reconciliation of Net income (loss) to Non-GAAP net income (loss)
Net income (loss) range	$(54,000) – (50,000)
Stock-based expense	33,000
Amortization of intangible assets from acquisitions	6,000
Change in deferred revenue	(30,000)
Restructuring expense, net	18,000 – 22,000
Tax effect of non-GAAP adjustments to net income (loss)	5,000 – 4,000

Non-GAAP net income (loss) range	$(22,000) – (15,000)

GAAP and Non-GAAP diluted shares	905,000
Net income (loss) per share	$(0.06)
Non-GAAP net income (loss) per share	$(0.02)